EXHIBIT 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussions should be read in conjunction with the other sections of our Annual Report on 10-K for the fiscal year ended October 31, 2009 (the “Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2009,, including the revised, consolidated financial statements and related notes contained within the Current Report on Form 8-K filed with the SEC on May 27, 2010.
The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and notes, which appear elsewhere in this Form 10-K. The terms “Greif,” “our company,” “we,” “us,” and “our” as used in this discussion refer to Greif, Inc. and subsidiaries.
Business Segments
We operate in three business segments: Industrial Packaging; Paper Packaging; and Land Management (formerly referred to as Timber).
We are a leading global provider of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, transit protection products and polycarbonate water bottles, and services, such as blending, filling and other packaging services, logistics and warehousing. We seek to provide complete packaging solutions to our customers by offering a comprehensive range of products and services on a global basis. We sell our industrial packaging products to customers in industries such as chemicals, paint and pigments, food and beverage, petroleum, industrial coatings, agricultural, pharmaceutical and mineral, among others.
We sell our containerboard, corrugated sheets, other corrugated products and multiwall bags to customers in North America in industries such as packaging, automotive, food and building products. Our corrugated container products are used to ship such diverse products as home appliances, small machinery, grocery products, building products, automotive components, books and furniture, as well as numerous other applications. Our industrial and consumer multiwall bag products are used to ship a wide range of industrial and consumer products, such as seed, fertilizers, chemicals, concrete, flour, sugar, feed, pet foods, popcorn, charcoal and salt, primarily for the agricultural, chemical, building products and food industries.
As of October 31, 2009, we owned approximately 256,700 acres of timber properties in the southeastern United States, which were actively managed, and approximately 25,050 acres of timber properties in Canada. Our land management team is focused on the active harvesting and regeneration of our timber properties to achieve sustainable long-term yields on our timberland. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of available merchantable acreage of timber, market and weather conditions. We also sell, from time to time, timberland and special use land, which consists of surplus land, HBU land, and development land.
Greif Business Systems
In 2003, we began a transformation to become a leaner, more market-focused, performance-driven company — what we call the “Greif Business System.” We believe the Greif Business System has and will continue to generate productivity improvements and achieve permanent cost reductions. The Greif Business System continues to focus on opportunities such as improved labor productivity, material yield and other manufacturing efficiencies, along with further plant consolidations. In addition, as part of the Greif Business System and contingency actions, we have launched a strategic sourcing initiative to more effectively leverage our global spending and lay the foundation for a world-class sourcing and supply chain capability. In response to the current economic slowdown, we accelerated the implementation of certain Greif Business System initiatives.
Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these consolidated financial statements, in accordance with these principles, require us to make estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements.
A summary of our significant accounting policies is included in Note 1 to the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K. We believe that the consistent application of these policies enables us to provide readers of the consolidated financial statements with useful and reliable information about our results of operations and financial condition. The following are the accounting policies that we believe are most important to the portrayal of our results of operations and financial condition and require our most difficult, subjective or complex judgments.

Allowance for Accounts Receivable. We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. In addition, we recognize allowances for bad debts based on the length of time receivables are past due with allowance percentages, based on our historical experiences, applied on a graduated scale relative to the age of the receivable amounts. If circumstances change (e.g., higher than expected bad debt experience or an unexpected material adverse change in a major customer’s ability to meet its financial obligations to us), our estimates of the recoverability of amounts due to us could change by a material amount.
Inventory Reserves. Reserves for slow moving and obsolete inventories are provided based on historical experience, inventory aging and product demand. We continuously evaluate the adequacy of these reserves and make adjustments to these reserves as required. We also evaluate reserves for losses under firm purchase commitments for goods or inventories.
Net Assets Held for Sale. Net assets held for sale represent land, buildings and land improvements less accumulated depreciation. We record net assets held for sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (codified under Accounting Standards Codification (“ASC”) 360 “Property, Plant, and Equipment”), at the lower of carrying value or fair value less cost to sell. Fair value is based on the estimated proceeds from the sale of the facility utilizing recent purchase offers, market comparables and/or data obtained from our commercial real estate broker. Our estimate as to fair value is regularly reviewed and subject to changes in the commercial real estate markets and our continuing evaluation as to the facility’s acceptable sale price.
Properties, Plants and Equipment. Depreciation on properties, plants and equipment is provided on the straight-line method over the estimated useful lives of our assets.
We own timber properties in the southeastern United States and in Canada. With respect to our United States timber properties, which consisted of approximately 256,700 acres at October 31, 2009, depletion expense is computed on the basis of cost and the estimated recoverable timber acquired. Our land costs are maintained by tract. Merchantable timber costs are maintained by five product classes, pine sawtimber, pine chip-n-saw, pine pulpwood, hardwood sawtimber and hardwood pulpwood, within a “depletion block,” with each depletion block based upon a geographic district or subdistrict. Currently, we have eight depletion blocks. These same depletion blocks are used for pre-merchantable timber costs. Each year, we estimate the volume of our merchantable timber for the five product classes by each depletion block. These estimates are based on the current state in the growth cycle and not on quantities to be available in future years. Our estimates do not include costs to be incurred in the future. We then project these volumes to the end of the year. Upon acquisition of a new timberland tract, we record separate amounts for land, merchantable timber and pre-merchantable timber allocated as a percentage of the values being purchased. These acquisition volumes and costs acquired during the year are added to the totals for each product class within the appropriate depletion block(s). The total of the beginning, one-year growth and acquisition volumes are divided by the total undepleted historical cost to arrive at a depletion rate, which is then used for the current year. As timber is sold, we multiply the volumes sold by the depletion rate for the current year to arrive at the depletion cost. Our Canadian timber properties, which consisted of approximately 25,050 acres at October 31, 2009, did not have any depletion expense since they were not actively managed at this time.
We believe that the lives and methods of determining depreciation and depletion are reasonable; however, using other lives and methods could provide materially different results.
Derivative Financial Instruments. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (codified under ASC 815 “Derivatives and Hedging”), we record all derivatives in the consolidated balance sheets as either assets or liabilities measured at fair value. Dependent on the designation of the derivative instrument, changes in fair value are recorded to earnings or shareholders’ equity through other comprehensive income (loss).
Restructuring Reserves. Restructuring reserves are determined in accordance with appropriate accounting guidance, including SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (codified under ASC 420 “Exit or Disposal Cost Obligations”), and Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges,” depending upon the facts and circumstances surrounding the situation. Restructuring reserves are further discussed in Note 5 to the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K.
Pension and Postretirement Benefits. Pension and postretirement benefit expenses and liabilities are determined by our actuaries using assumptions about the discount rate, expected return on plan assets, rate of compensation increase and health care cost trend rates. Further discussion of our pension and postretirement benefit plans and related assumptions is contained in Notes 12 and 13 to the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K. The results would be different using other assumptions.
Income Taxes. Our effective tax rate is based on income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions.
In the first quarter of fiscal 2008, we adopted the provisions of FASB Interpretation “FIN” 48, “Accounting for Uncertainty in Income Taxes” (codified under ASC 740 “Income Taxes”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes” (codified under ASC 740 “Income Taxes”). This standard provides that a tax benefit from uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Our effective tax rate includes the impact of reserve provisions and changes to reserves that we consider appropriate as well as related interest and penalties.

A number of years may elapse before a particular matter, for which we have established a reserve, is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe that our reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require use of our cash. Favorable resolution would be recognized as a reduction to our effective tax rate in the period of resolution.
Valuation allowances are established where expected future taxable income does not support the realization of the deferred tax assets.
We have estimated the reasonably possible expected net change in unrecognized tax benefits through October 31, 2010 based on lapses of the applicable statutes of limitations of unrecognized tax benefits. The estimated net decrease in unrecognized tax benefits for the next 12 months ranges from $2.2 million to $2.4 million. Actual results may differ materially from this estimated range.
Environmental Cleanup Costs. We expense environmental expenditures related to existing conditions caused by past or current operations and from which no current or future benefit is discernable. Expenditures that extend the life of the related property, or mitigate or prevent future environmental contamination, are capitalized. The capitalized cost at October 31, 2009, 2008, and 2007 was immaterial.
Environmental expenses were $(2.1) million, $0.4 million, and $0.2 million in 2009, 2008, and 2007, respectively. In 2009, we reduced the environmental liability at our blending facility in Chicago, Illinois, by $3.2 million due to a revised third party estimate which reduced our total estimated cleanup costs. Environmental cash expenditures were $3.4 million, $3.2 million, and $1.6 million in 2009, 2008 and 2007, respectively. Our reserves for environmental liabilities at October 31, 2009 amounted to $33.4 million, which included a reserve of $17.9 million related to our blending facility in Chicago, Illinois, $10.9 million related to our European drum facilities and $3.4 million related to our facility in Lier, Belgium. The remaining reserves were for asserted and unasserted environmental litigation, claims and/or assessments at manufacturing sites and other locations where we believe it is probable the outcome of such matters will be unfavorable to us, but the environmental exposure at any one of those sites was not individually material. We cannot determine either the timing or the amount of payments for our environmental exposure beyond 2009. Reserves for large environmental exposures are principally based on environmental studies and cost estimates provided by third parties, but also take into account management estimates. Reserves for less significant environmental exposures are principally based on management estimates.
We anticipate that expenditures for remediation costs at most of the sites will be made over an extended period of time. Given the inherent uncertainties in evaluating environmental exposures, actual costs may vary from those estimated at October 31, 2009. Our exposure to adverse developments with respect to any individual site is not expected to be material. Although environmental remediation could have a material effect on results of operations if a series of adverse developments occur in a particular quarter or fiscal year, we believe that the chance of a series of adverse developments occurring in the same quarter or fiscal year is remote. Future information and developments will require us to continually reassess the expected impact of these environmental matters.
Self-Insurance. We are self-insured for certain of the claims made under our employee medical and dental insurance programs. We had recorded liabilities totaling $4.0 million and $4.1 million for estimated costs related to outstanding claims at October 31, 2009 and 2008, respectively. These costs include an estimate for expected settlements on pending claims, administrative fees and an estimate for claims incurred but not reported. These estimates are based on our assessment of outstanding claims, historical analyses and current payment trends. We record an estimate for the claims incurred but not reported using an estimated lag period based upon historical information. This lag period assumption has been consistently applied for the periods presented. If the lag period was hypothetically adjusted by a period equal to a half month, the impact on earnings would be approximately $1.0 million. However, we believe the reserves recorded are adequate based upon current facts and circumstances.
We have certain deductibles applied to various insurance policies including general liability, product, auto and workers’ compensation. Deductible liabilities are insured through our captive insurance subsidiary, which had recorded liabilities totaling $21.5 million and $20.6 million for anticipated costs related to general liability, product, auto and workers’ compensation at October 31, 2009 and 2008, respectively. These costs include an estimate for expected settlements on pending claims, defense costs and an estimate for claims incurred but not reported. These estimates are based on our assessment of outstanding claims, historical analysis, actuarial information and current payment trends.
Contingencies. Various lawsuits, claims and proceedings have been or may be instituted or asserted against us, including those pertaining to environmental, product liability, and safety and health matters. While the amounts claimed may be substantial, the ultimate liability cannot currently be determined because of the considerable uncertainties that exist.
All lawsuits, claims and proceedings are considered by us in establishing reserves for contingencies in accordance with SFAS No. 5, “Accounting for Contingencies” (codified under ASC 450 “Contingencies”). In accordance with the provisions of SFAS No. 5, we accrue for a litigation-related liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on currently available information known to us, we believe that our reserves for these litigation-related liabilities are reasonable and that the ultimate outcome of any pending matters is not likely to have a material adverse effect on our financial position or results from operations.

Goodwill, Other Intangible Assets and Other Long-Lived Assets. We account for goodwill in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” (codified under ASC 350 “Intangibles — Goodwill and Other”). Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually or when indicators of impairment exist. Intangible assets with finite lives, primarily customer relationships and patents and trademarks, continue to be amortized over their useful lives. In conducting the impairment test, the estimated fair value of our reporting units is compared to its carrying amount including goodwill. If the estimated fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the estimated fair value, further analysis is performed to assess impairment.
Our determination of estimated fair value of the reporting units is based on a discounted cash flow analysis, a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and, if available, a review of the price/earnings ratio for publicly traded companies similar in nature, scope and size of the applicable reporting unit. The discount rates used for impairment testing are based on the risk-free rate plus an adjustment for risk factors. The EBITDA multiples used for impairment testing are judgmentally selected based on factors such as the nature, scope and size of the applicable reporting unit. The use of alternative estimates, peer groups or changes in the industry, or adjusting the discount rate, EBITDA multiples or price earnings ratios used could affect the estimated fair value of the assets and potentially result in impairment. Any identified impairment would result in an adjustment to our results of operations.
We performed our annual impairment tests in fiscal 2009, 2008 and 2007, which resulted in no impairment charges. Decreasing the price/earnings ratio of competitors used for impairment testing by one point or increasing the discount rate in the discounted cash flow analysis used for impairment testing by 1% would not have indicated impairment for any of our reporting units for fiscal 2009, 2008 or 2007. Refer to Note 4 of the Consolidated Financial Statements included in Item 8 of this form 10-K for additional information regarding goodwill and other intangibles.
Revenue Recognition. We recognize revenue when title passes to customers or services have been rendered, with appropriate provision for returns and allowances. Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (codified under ASC 605 “Revenue Recognition”).
Timberland disposals, timber and special use property revenues are recognized when closings have occurred, required down payments have been received, title and possession have been transferred to the buyer, and all other criteria for sale and profit recognition have been satisfied.
We report the sale of surplus and higher and better use (“HBU”) property in our consolidated statements of income under “gain on disposals of properties, plants, and equipment, net” and report the sale of development property under “net sales” and “cost of products sold.” All HBU and development property, together with surplus property is used by us to productively grow and sell timber until sold.
Other Items. Other items that could have a significant impact on the financial statements include the risks and uncertainties listed in Item 1A under “Risk Factors.” Actual results could differ materially using different estimates and assumptions, or if conditions are significantly different in the future.
RESULTS OF OPERATIONS
Historically, revenues and earnings may or may not be representative of future operating results due to various economic and other factors.
The non-GAAP financial measure of operating profit before the impact of restructuring charges, restructuring-related inventory charges, and timberland disposals, net is used throughout the following discussion of our results of operations (except with respect to the segment discussions for Industrial Packaging and Paper Packaging, where timberland disposals, net are not applicable and except with respect to Land Management where restructuring-related inventory charges are not applicable). Operating profit before the impact of restructuring charges, restructuring-related inventory charges, and timberland disposals, net is equal to operating profit plus restructuring charges, and restructuring-related inventory charges less timberland gains plus timberland losses. We use operating profit before the impact of restructuring charges, restructuring-related inventory charges, and timberland disposals, net because we believe that this measure provides a better indication of our operational performance because it excludes restructuring charges and restructuring-related inventory charges, which are not representative of ongoing operations, and timberland disposals, net which are volatile from period to period, and it provides a more stable platform on which to compare our historical performance.

The following table sets forth the net sales and operating profit for each of our business segments for 2009, 2008 and 2007 (Dollars in thousands):

For the year ended October 31,	2009	2008	2007
Net Sales
Industrial Packaging	$2,266,890	$3,074,834	$2,662,949
Paper Packaging	504,687	696,902	653,734
Land Management	20,640	18,795	14,914

Total net sales	$2,792,217	$3,790,531	$3,331,597

Operating Profit
Operating profit, before the impact of restructuring charges, restructuring-related inventory changes, and timberland disposals, net:
Industrial Packaging	$210,908	$325,956	$228,848
Paper Packaging	44,114	78,646	68,382
Land Management	22,237	20,571	14,373

Total operating profit before the impact of restructuring charges, restructuring-related inventory changes, and timberland disposals, net	277,259	425,173	311,603

Restructuring charges:
Industrial Packaging	65,742	33,971	16,010
Paper Packaging	685	9,155	5,219
Land Management	163	76	—

Total restructuring charges	66,590	43,202	21,229

Restructuring-related inventory charges:
Industrial Packaging	10,772	—	—
Paper Packaging	—	—	—

Timberland disposals, net:
Land Management	—	340	(648)

Operating profit:
Industrial Packaging	134,394	291,985	212,838
Paper Packaging	43,429	69,491	63,163
Land Management	22,074	20,835	13,725

Total operating profit	$199,897	$382,311	$289,726

Year 2009 Compared to Year 2008
Overview
Net sales decreased 26.3% on a year over year basis to $2,792.2 million in 2009 from $3,790.5 million in 2008. The $998.3 million decrease was due to lower sales volumes (16.7%), foreign currency translation (6.0%), and lower selling prices (3.6%). The 20.3% constant-currency decrease was primarily due to lower sales volumes resulting from the sharp decline in the global economy and lower selling prices primarily resulting from the pass-through of lower raw material costs.
Operating profit was $199.9 million and $382.3 million in 2009 and 2008, respectively. Operating profit before the impact of restructuring charges, restructuring-related inventory charges and timberland disposals, net was $277.3 million for 2009 compared to $425.2 million for 2008. The $147.9 million decrease in operating profit before the impact of restructuring charges, restructuring-related inventory charges and timberland disposals, net was principally due to decreases in Industrial Packaging ($115.1 million) and Paper Packaging ($34.5 million) and an increase in Land Management ($1.7 million). Operating profit, expressed as a percentage of net sales, decreased to 7.2% for 2009 from 10.1% in 2008. Operating profit before restructuring charges, restructuring-related inventory charges, and the impact of timberland disposals, net, expressed as a percentage of net sales, decreased to 9.9% for 2009 from 11.2% in 2008.
Segment Review
Industrial Packaging
Our Industrial Packaging segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, transit protection products, and polycarbonate water bottles, and services, such as blending, filling and other packaging services, logistics and warehousing. The key factors influencing profitability in the Industrial Packaging segment are:
•	Selling prices, customer demand and sales volumes;

•	Raw material costs and avaliability, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System;

•	Restructuring charges and restructuring-related inventory charges;

•	Contributions from recent acquisitions;

•	Divestiture of business units and disposals of assets and facilities; and

•	Impact of foreign currency translation.
In this segment, net sales decreased 26.3% to $2,266.9 million in 2009 compared to $3,074.8 million in 2008 due to lower sales volume, foreign currency translation, and lower selling prices. The Industrial Packaging segment was directly impacted by lower sales volumes resulting from the sharp decline in the global economy and lower selling prices primarily resulting from the pass-through of lower raw material costs.
Gross profit margin for the Industrial Packaging segment was 17.9% in 2009 compared to 18.8% in 2008, primarily due to the continued implementation of the Greif Business System and specific contingency actions (lower labor, transportation, and other manufacturing costs).
Operating profit was $134.4 million in 2009 compared to $292.0 million in 2008. Operating profit before the impact of restructuring charges and restructuring-related inventory charges decreased to $210.9 million in 2009 compared to $326.0 million in 2008. The decrease in operating profit was primarily due to lower net sales which were partially offset net gains on asset disposals, lower material costs, partially offset by lower of cost or market steel inventory write-downs early in the year and by increased supply chain costs caused by temporary spot steel shortages in some of our markets later in the year.
Paper Packaging
Our Paper Packaging segment sells containerboard, corrugated sheets, corrugated containers and multiwall bags in North America. The key factors influencing profitability in the Paper Packaging segment are:
•	Selling prices, customer demand and sales volumes;

•	Raw material costs, primarily old corrugated containers;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System; and

•	Restructuring charges.
In this segment, net sales decreased 27.6% to $504.7 million in 2009 from $696.9 million in 2008. The $192.2 million decrease was primarily due to lower sales volumes and lower selling prices.
Gross profit margin for the Paper Packaging segment was 16.6% in 2009 compared to 17.1% in 2008. The Paper Packaging segment’s cost of products sold continue to benefit from the Greif Business System and specific contingency initiatives.
Operating profit was $43.4 million and $69.5 million in 2009 and 2008, respectively. Operating profit before the impact of restructuring charges decreased to $44.1 million in 2009 compared to $78.6 million in 2008. The decrease in operating profit before the impact of restructuring charges was primarily due to lower net sales, partially offset by lower raw material costs, especially for old corrugated containers. In addition, labor, transportation and energy costs were lower in 2009 as compared to 2008.
Land Management (formerly Timber)
As of October 31, 2009, our Land Management segment consisted of approximately 256,700 acres of timber properties in the southeastern United States, which are actively harvested and regenerated, and approximately 25,050 acres in Canada. The key factors influencing profitability in the Land Management segment are:
•	Planned level of timber sales;

•	Selling prices and customer demand;

•	Gains (losses) on sale of timberland; and

•	Sale of special use properties (surplus, HBU, and development properties).
In this segment, net sales were $20.6 million in 2009 compared to $18.8 million in 2008. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of market and weather conditions.
Operating profit was $22.1 million and $20.8 million in 2009 and 2008, respectively. Operating profit before the impact of restructuring charges and timberland disposals, net was $22.2 million in 2009 compared to $20.6 million in 2008. Included in these amounts were profits from the sale of special use properties of $14.8 million in 2009 and $16.8 million in 2008.
In order to maximize the value of our timber property, we continue to review our current portfolio and explore the development of certain of these properties in Canada and the United States. This process has led us to characterize our property as follows:
•	Surplus property, meaning land that cannot be efficiently or effectively managed by us, whether due to parcel size, lack of productivity, location, access limitations or for other reasons.

•	HBU property, meaning land that in its current state has a higher market value for uses other than growing and selling timber.

•	Development property, meaning HBU land that, with additional investment, may have a significantly higher market value than its HBU market value.

•	Timberland, meaning land that is best suited for growing and selling timber.
We report the sale of surplus and HBU property in our consolidated statements of income under “gain on disposals of properties, plants and equipment, net” and report the sale of development property under “net sales” and “cost of products sold.” All HBU and development property, together with surplus property, continues to be used by us to productively grow and sell timber until sold.
Whether timberland has a higher value for uses other than growing and selling timber is a determination based upon several variables, such as proximity to population centers, anticipated population growth in the area, the topography of the land, aesthetic considerations, including access to lakes or rivers, the condition of the surrounding land, availability of utilities, markets for timber and economic considerations both nationally and locally. Given these considerations, the characterization of land is not a static process, but requires an ongoing review and re-characterization as circumstances change.
At October 31, 2009, we estimated that there were approximately 58,900 acres in Canada and the United States of special use property, which we expect will be available for sale in the next five to seven years.
Other Income Statement Changes
Cost of Products Sold
Cost of products sold, as a percentage of net sales, increased to 82.1% in 2009 from 81.4% in 2008 primarily as a result of lower raw material costs and contributions from further execution of incremental and accelerated Greif Business System initiatives and specific contingency actions. These positive factors were partially offset by $10.8 million of restructuring-related inventory charges.
Selling, General and Administrative (“SG&A”) Expenses
SG&A expenses were $267.6 million, or 9.6% of net sales, in 2009 compared to $339.2 million, or 9.0% of net sales, in 2008. The dollar decrease in our SG&A expense was primarily due to the reduction in personnel on a period over period basis, tighter controls over SG&A expenses, and accelerated Greif Business System and specific contingency initiatives including reductions on both travel related programs and professional fees. SG&A expense as a percentage of net sales increased as a result of decreased net sales in 2009 as compared to 2008.
Restructuring Charges
Restructuring charges were $66.6 million and $43.2 million in 2009 and 2008, respectively.
Restructuring charges for 2009 consisted of $28.4 million in employee separation costs, $19.6 million in asset impairments, and $18.6 million in other restructuring costs. The focus of the 2009 restructuring activities was on business realignment due to the economic downturn and further implementation of the Greif Business System. Nineteen company-owned plants in the Industrial Packaging were closed. A total of 1,294 employees were severed during 2009. In addition, we recorded $10.8 million of restructuring-related inventory charges as a cost of products sold in our Industrial Packaging segment related to excess inventory adjustments of closed facilities.
Restructuring charges for 2008 consisted of $20.6 million in employee separation costs, $12.3 million in asset impairments, $0.4 million in professional fees and $9.9 million in other restructuring costs, primarily consisting of facility consolidation and lease termination costs. Six company-owned plants in the Industrial Packaging segment and four company-owned plants in the Paper Packaging segment were closed. Additionally, severance costs were incurred due to the elimination of certain operating and administrative positions throughout the world. A total of 630 employees were severed during 2008.

See Note 5 to the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K for additional disclosures regarding our restructuring activities.
Timberland Disposals, Net
For 2009, we recorded no net gain on sale of timberland property compared to a net gain of $0.3 million in 2008.
Gain on Disposal of Properties, Plants and Equipment, Net
For 2009, we recorded a gain on disposal of properties, plants and equipment, net of $34.4 million, primarily consisting of a $17.2 million pre-tax net gain on the sale of specific Industrial Packaging segment assets and facilities in North America and $14.8 million in net gains from the sale of surplus and HBU timber properties. During 2008, gain on disposal of properties, plants and equipment, net was $59.5 million, primarily consisting of a $29.9 million pre-tax net gain on the divestiture of business units in Australia and our controlling interest in a Zimbabwean operation, and $15.2 million in net gains from the sale of surplus and HBU timber properties.
Interest Expense, Net
Interest expense, net, was $53.6 million and $49.6 million in 2009 and 2008, respectively. The increase was primarily due to higher outstanding debt as a result of our new $700 million senior secured credit facility and the issuance of our new $250 million Senior Notes due 2019 at 7.75%
Debt Extinguishment Charges
In 2009, we completed a new $700 million senior secured credit facility. This facility replaced an existing $450 million revolving credit facility that was scheduled to mature in March 2010. As a result of this transaction, a debt extinguishment charge of $0.8 million related to the write-off of unamortized capitalized debt issuance costs was recorded.
Other Expense, Net
Other expense, net was $7.2 million in 2009 compared to $8.8 million in 2008. The decrease was primarily due to foreign exchange losses of $0.1 million in 2009 as compared to losses of $1.7 million in 2008.
Income Tax Expense
During 2009, the effective tax rate was 17.4% compared to 24.2% in 2008. The decrease in the effective tax rate was primarily due a change in the mix of income in the United States compared to regions outside of the United States, where tax rates were lower, among other factors. The effective tax rate may fluctuate based on the mix of income inside and outside the United States and other factors.
Equity in Earnings of Affiliates and Minority Interests
For equity in earnings of affiliates and minority interests, we recorded a loss of $3.6 million in 2009 compared to a loss of $3.9 million in 2008. We have majority interests in various companies, and the minority interests in the respective net income of these companies have been recorded as an expense. These expenses were partially offset by equity earnings of our unconsolidated affiliates.
Net Income
Based on the foregoing, net income decreased $131.1 million to $110.6 million in 2009 from $241.7 million in 2008.
Year 2008 Compared to Year 2007
Overview
Net sales increased 14% (10% excluding the impact of foreign currency translation) to $3,790.5 million in 2008 compared to $3,331.6 million in 2007. The $458.9 million increase was due to Industrial Packaging ($411.8 million), Paper Packaging ($43.2 million) and Land Management ($3.9 million). Strong organic sales growth for industrial packaging products and higher selling prices, principally in response to higher raw material costs, drove the 10% constant-currency increase.

Operating profit was $382.3 million and $289.7 million in 2008 and 2007, respectively. Operating profit before the impact of restructuring charges and timberland disposals, net was $425.2 million for 2008 compared to $311.6 million for 2007. The $113.6 million increase was principally due to higher operating profit in Industrial Packaging ($97.1 million), Paper Packaging ($10.3 million) and Land Management ($6.2 million). Operating profit, expressed as a percentage of net sales, increased to 10.1% for 2008 from 8.7% in 2007. Operating profit before restructuring charges and the impact of timberland disposals, net, expressed as a percentage of net sales, increased to 11.2% for 2008 from 9.4% in 2007.
Segment Review
Industrial Packaging
Our Industrial Packaging segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, transit protection products, and polycarbonate water bottles, and services, such as blending, filling and other packaging services, logistics and warehousing. The key factors influencing profitability in the Industrial Packaging segment are:
•	Selling prices, customer demand and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System;

•	Restructuring charges;

•	Contributions from recent acquisitions;

•	Divestiture of business units; and

•	Impact of foreign currency translation.
In this segment, net sales increased 16% to $3,074.8 million in 2008 compared to $2,662.9 million in 2007 — an increase of 10% excluding the impact of foreign currency translation. Higher sales volumes across all regions, with particular strength in emerging markets, in addition to higher selling prices in response to higher raw material costs, continued to drive the segment’s organic growth.
Gross profit margin for the Industrial Packaging segment was 18.8% in 2008 compared to 18.3% in 2007, primarily due to the continued implementation of the Greif Business System (lower labor, transportation and other manufacturing costs).
Operating profit was $292.0 million in 2008 compared to $212.8 million in 2007. Operating profit before the impact of restructuring charges increased to $326.0 million in 2008 compared to $228.8 million in 2007. The increase in operating profit was primarily due to improvement in sales volumes, higher selling prices and contributions from the Greif Business System, which were partially offset by higher input costs.
Paper Packaging
Our Paper Packaging segment sells containerboard, corrugated sheets, corrugated containers and multiwall bags in North America. The key factors influencing profitability in the Paper Packaging segment are:
•	Selling prices, customer demand and sales volumes;

•	Raw material costs, primarily old corrugated containers;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System; and

•	Restructuring charges.
In this segment, net sales were $696.9 million in 2008 compared to $653.7 million in 2007. The increase in net sales was principally due to higher selling prices, including a containerboard price increase implemented in the fourth quarter of 2007 and the realization of a containerboard price increase implemented in the fourth quarter of 2008.
Gross profit margin for the Paper Packaging segment was 17.1% in 2008 compared to 17.5% in 2007. This decrease was primarily due to higher input costs, including energy and transportation, partially offset by higher selling prices from the containerboard increase implemented in the fourth quarter of 2007 and the partial realization of an increase implemented in the fourth quarter of 2008.

Operating Profit was $69.5 million and $63.2 million in 2008 and 2007, respectively. Operating profit before the impact of restructuring charges increased to $78.6 million in 2008 compared to $68.4 million in 2007. The increase was primarily due to higher selling prices from containerboard increases, partially offset by higher input costs, including increased energy costs and increased transportation costs.
Land Management (formerly Timber)
As of October 31, 2008, our Land Management segment consisted of approximately 268,700 acres of timber properties in the southeastern United States, which are actively harvested and regenerated, and approximately 27,450 acres in Canada. The key factors influencing profitability in the Land Management segment are:
•	Planned level of timber sales;

•	Selling prices and customer demand

•	Gains (losses) on sale of timberland; and

•	Sale of special use properties (surplus, HBU, and development properties).
Net sales were $18.8 million in 2008 compared to and $14.9 million in 2007. While timber sales are subject to fluctuations, we seek to maintain a consistent cutting schedule, within the limits of market and weather conditions.
Operating profit was $20.8 million and $13.7 million in 2008 and 2007, respectively. Operating profit before the impact of restructuring charges and timberland disposals, net was $20.6 million in 2008 compared to $14.4 million in 2007. Included in these amounts were profits from the sale of special use properties of $16.8 million in 2008 and $9.5 million in 2007.
At October 31, 2008, we estimated that there were approximately 61,600 acres in Canada and the United States of special use property, which will be available for sale in the next five to seven years.
Other Income Statement Changes
Cost of Products Sold
Cost of products sold, as a percentage of net sales, decreased to 81.4% in 2008 from 81.8% in 2007. Cost of products sold, as a percentage of net sales, primarily decreased as a result of the improvement in net sales and positive contributions from the Greif Business System. These positive factors were partially offset by higher raw material, transportation and energy costs compared to 2007.
Selling, General and Administrative Expenses
SG&A expenses were $339.2 million, or 9.0% of net sales, in 2008 compared to $313.4 million, or 9.4% of net sales, in 2007. The dollar increase in our SG&A expense was primarily due to acquisition synergies and the impact of foreign currency translation, partially offset by tighter controls over SG&A expenses.
Restructuring Charges
Restructuring charges were $43.2 million and $21.2 million in 2008 and 2007, respectively.
Restructuring charges for 2008 consisted of $20.6 million in employee separation costs, $12.3 million in asset impairments, $0.4 million in professional fees and $9.9 million in other restructuring costs, primarily consisting of facility consolidation and lease termination costs. Six company-owned plants in the Industrial Packaging segment and four company-owned plants in the Paper Packaging segment were closed. Additionally, severance costs were incurred due to the elimination of certain operating and administrative positions throughout the world. A total of 630 employees were severed during 2008.
Restructuring charges for 2007 consisted of $9.2 million in employee separation costs, $0.9 million in asset impairments, $1.0 million in professional fees, and $10.1 million in other restructuring costs, primarily consisting of facility consolidation and lease termination costs. Two company-owned plants in the Industrial Packaging segment were closed. Additionally, severance costs were incurred due to the elimination of certain operating and administrative positions throughout the world. A total of 303 employees were severed in 2007.
See Note 5 to the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K for additional disclosures regarding our restructuring activities.

Gain on Disposal of Properties, Plants and Equipment, Net
For 2008, we recorded a gain on disposal of properties, plants and equipment, net of $59.5 million, primarily consisting of $29.9 million pre-tax net gain on divestiture of business units in Australia and our controlling interest in a Zimbabwean operation, and $15.2 million in net gains from the sale of surplus and HBU timber properties. During 2007, gain on disposals of properties, plants and equipment, net was $19.4 million, including $8.9 million in gains from the sale of surplus and HBU timber properties.
Interest Expense, Net
Interest expense, net, was $49.6 million and $45.5 million in 2008 and 2007, respectively. The increase was primarily due to higher outstanding debt, a larger mix of debt outside of the United States and Europe with higher interest rates, and interest received on lower cash balances.
Other Income (Expense), Net
Other expense, net was $8.8 million in 2008 compared to $9.0 million in 2007. The decrease was primarily due to the recording of $1.7 million in net expense related to losses on foreign currency transactions in 2008 compared to $2.2 million in 2007 and other infrequent non-operating items recorded in 2007.
Income Tax Expense
During 2008, the effective tax rate was 24.2% compared to 25.3% in 2007. The effective tax rate decreased due to a change in the mix of income in the United States compared to regions outside of the United States, where tax rates were lower. In future years, the effective tax rate may fluctuate based on the mix of income inside and outside the United States and other factors.
Equity in Earnings of Affiliates and Minority Interests
Equity in earnings of affiliates and minority interests was $3.9 million in 2008 compared to $1.7 million for 2007. We have majority holdings in various companies, and the minority interests of other persons in the respective net income of these companies have been recorded as an expense. These expenses were partially offset by equity in the earnings of three of our subsidiaries under the equity method, one in India and two in North America.
Net Income
Based on the foregoing, net income increased $85.2 million to $241.7 million in 2008 from $156.5 million in 2007.
BALANCE SHEET CHANGES
The $34.3 million increase in cash and cash equivalents was primarily due to cash flows from operations, partially offset by the cost of 2009 North America, South America, and Asia acquisitions, capital expenditures, debt repayments, and dividends paid.
The $55.5 million decrease in trade accounts receivable was primarily related to lower 2009 sales as compared to 2008 sales.
The $112.0 million decrease in inventories was mainly driven by lower raw material prices, steel costs, and lower overall business activity levels.
The $10.3 million increase in net assets held for sale was related to various facility closures in the Industrial Packaging segment.
The $79.1 million increase in goodwill primarily related to the North America, South America, and Asia acquisitions. Refer to Note 4 to the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K.
The $26.9 million increase in other intangibles primarily related to the North America, South America, and Asia acquisitions. Refer to Note 4 to the Notes to Consolidated Financial Statements included in Item 8 of this Form 10-K for our intangible asset detail by asset class.
Other long-term assets increased $23.5 million primarily due to an increase in deferred financing costs associated with our new senior secured credit facility and the senior notes issuance.
Accounts payable decreased $48.8 million primarily due to lower raw material costs, especially steel, timing of payments and foreign currency translation.
Short-term borrowings decreased $7.2 million primarily due to payment of debt incurred in connection with our continued expansion and working capital needs of our China subsidiaries, as well as the payment of debt acquired in the South America acquisition in 2008.

Long-term debt and the current portion of long-term debt increased by $47.9 million primarily due to acquisitions, purchases of properties, plants and equipment, reduction of short term borrowings, higher cash and cash equivalent balances, partially offset by strong operating cash flows.
Pension liabilities increased by $36.5 million primariliy due to a reduction to the discount rate, which contributed to an increase in the projected benefit obligation.
Other long-term liabilities increased by $50.9 million and primarily consist of a fair value adjustment of $38.6 million related to foreign currency swaps and an increase to other statutory pension plans of $7.4 million.
LIQUIDITY AND CAPITAL RESOURCES
Our primary sources of liquidity are operating cash flows, the proceeds from our trade accounts receivable credit facility, proceeds from the sale of our non-United States accounts receivable and borrowings under our Credit Agreement and Senior Notes, further discussed below. We have used these sources to fund our working capital needs, capital expenditures, cash dividends, common stock repurchases and acquisitions. We anticipate continuing to fund these items in a like manner. We currently expect that operating cash flows, the proceeds from our trade accounts receivable credit facility, proceeds from the sale of our non-United States accounts receivable and borrowings under our Credit Agreement and Senior Notes will be sufficient to fund our currently anticipated working capital, capital expenditures, debt repayment, potential acquisitions of businesses and other liquidity needs for at least 12 months.
Capital Expenditures and Business Acquisitions and Divestitures
During 2009, 2008 and 2007, we invested $124.7 million (excluding $1.0 million for timberland properties), $143.1 million (excluding $2.5 million for timberland properties), and $112.6 million (excluding $2.3 million for timberland properties) in capital expenditures, respectively. We anticipate future capital expenditures, excluding the potential purchase of timberland properties, of approximately $125 million through October 31, 2010. These expenditures will be primarily to replace and improve equipment.
During 2009, we acquired five industrial packaging companies and one paper packaging company and made a contingent purchase price payment related to a 2005 acquisition for an aggregate purchase price of $90.8 million. These six acquisitions consisted of the acquisition of two North American industrial packaging companies in February 2009, a North American industrial packaging company in June 2009, an Asian industrial packaging company in July 2009, a South American industrial packaging company in October 2009, and a 75% interest in a North American paper packaging company in October 2009. See Note 2 to the Consolidated Financial Statements included in Item 8 of this Form 10-K for additional disclosures regarding our acquisitions.
During 2009, we sold specific Industrial Packaging segment assets and facilities in North America. The net gain from these sales was $17.1 million and is included in gain on disposal of properties, plants, and equipment, net in the accompanying consolidated statement of income.
During 2008, we acquired four small industrial packaging companies and one paper packaging company and made a contingent purchase price payment related to a 2005 acquisition for an aggregate purchase price of $90.3 million. These five acquisitions, one in South America (70% interest), one in the Middle East (51% interest), one in Asia, and two in North America, complemented our current businesses. During 2008, we sold our Australian drum operations, sold our 51% interest in a Zimbabwean operation, sold three North American paper packaging operations and sold a North American industrial packaging operation. The proceeds from these divestitures were $36.5 million resulting in a net gain of $31.6 million. The 2007 sales and net income from these operations were not material to our overall operations. See Note 2 to the Consolidated Financial Statements included in Item 8 of this Form 10-K for additional disclosures regarding our acquisitions.
Borrowing Arrangements
Credit Agreements
On February 19, 2009, we and one of our international subsidiaries, as borrowers, and a syndicate of financial institutions, as lenders, entered into a $700 million Senior Secured Credit Agreement (the “Credit Agreement”). The Credit Agreement replaced our then existing Credit Agreement (the “Prior Credit Agreement”) that provided us with a $450.0 million revolving multicurrency credit facility due 2010. The revolving multicurrency credit facility under the Prior Credit Agreement was available to us for ongoing working capital and general corporate purposes and provided for interest based on a euro currency rate or an alternative base rate that reset periodically plus a calculated margin amount.
The Credit Agreement provides us with a $500.0 million revolving multicurrency credit facility and a $200.0 million term loan, both maturing in February 2012, with an option to add $200.0 million to the facilities with the agreement of the lenders. The $200 million term loan is scheduled to amortize by $2.5 million per quarter for the first four quarters, $5.0 million per quarter for the next eight quarters and $150.0 million on the maturity date. There was $192.5 million outstanding under the Credit Agreement at October 31, 2009. The Credit Agreement is available to fund ongoing working capital and capital expenditure needs, for general corporate purposes, and to finance acquisitions. Interest is based on either an Eurodollar rate or a base rate that resets periodically plus a calculated margin amount. On February 19, 2009, $325.3 million was borrowed under the Credit Agreement and used to pay the outstanding obligations under the Prior Credit Agreement and certain costs and expenses incurred in connection with the Credit Agreement. The Prior Credit Agreement was terminated on February 19, 2009.

The Credit Agreement contains certain covenants, which include financial covenants that require us to maintain a certain leverage ratio and a fixed charge coverage ratio. The leverage ratio generally requires that at the end of any fiscal quarter we will not permit the ratio of (a) our total consolidated indebtedness, to (b) our consolidated net income plus depreciation, depletion and amortization, interest expense (including capitalized interest), income taxes, and minus certain extraordinary gains and non-recurring gains (or plus certain extraordinary losses and non-recurring losses) and plus or minus certain other items for the preceding twelve months (“EBITDA”) to be greater than 3.5 to 1. The fixed charge coverage ratio generally requires that at the end of any fiscal quarter we will not permit the ratio of (a) (i) consolidated EBITDA, less (ii) the aggregate amount of certain cash capital expenditures, and less (iii) the aggregate amount of Federal, state, local and foreign income taxes actually paid in cash (other than taxes related to Asset Sales not in the ordinary course of business), to (b) the sum of (i) consolidated interest expense to the extent paid or payable in cash during such period and (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional indebtedness, to be less than 1.5 to 1. At October 31, 2009, we were in compliance with the covenants under the Credit Agreement.
The terms of the Credit Agreement limit our ability to make “restricted payments,” which includes dividends and purchases, redemptions and acquisitions of our equity interests. The repayment of this facility is secured by a security interest in our personal property and the personal property of our United States subsidiaries, including equipment and inventory and certain intangible assets, as well as a pledge of the capital stock of substantially all of our United States subsidiaries and, in part, by the capital stock of international borrowers. The payment of outstanding principal under the Credit Agreement and accrued interest thereon may be accelerated and become immediately due and payable upon the default in our payment or other performance obligations or our failure to comply with the financial and other covenants in the Credit Agreement, subject to applicable notice requirements and cure periods as provided in the Credit Agreement
As discussed below, during the third quarter 2009, we issued $250.0 million of our 7.75% Senior Notes due 2019. In connection with the issuance of these new Senior Notes, we obtained a waiver from the lenders under the Credit Agreement. Under the Credit Agreement, we would have been required to use the proceeds of the new Senior Notes first to make a mandatory prepayment to our term loan facility, then to make a mandatory prepayment to certain letter of credit borrowings and finally to cash collateralize letter of credit obligations. The lenders waived this mandatory prepayment requirement and allowed us instead, on a one-time basis, to use the proceeds of the new Senior Notes to repay borrowings under the revolving credit facility.
See Note 7 to the Consolidated Financial Statements included in Item 8 of this Form 10-K for additional disclosures regarding the Credit Agreement.
New Senior Notes
We have issued $300.0 million of our 6.75% Senior Notes due February 1, 2017. Proceeds from the issuance of these Senior Notes were principally used to fund the purchase of our previously outstanding senior subordinated notes and for general corporate purposes. These Senior Notes are general unsecured obligations of Greif, provide for semi-annual payments of interest at a fixed rate of 6.75%, and do not require any principal payments prior to maturity on February 1, 2017. These Senior Notes are not guaranteed by any of our subsidiaries and thereby are effectively subordinated to all of our subsidiaries’ existing and future indebtedness. The Indenture pursuant to which these Senior Notes were issued contains covenants, which, among other things, limit our ability to create liens on our assets to secure debt and to enter into sale and leaseback transactions. These covenants are subject to a number of limitations and exceptions as set forth in the Indenture. At October 31, 2009, we were in compliance with these covenants.
During the third quarter 2009, we issued $250.0 million of our 7.75% Senior Notes due August 1, 2019. Proceeds from the issuance of these Senior Notes were principally used for general corporate purposes, including the repayment of amounts outstanding under our revolving multicurrency credit facility under the Credit Agreement, without any permanent reduction of the commitments. These Senior Notes are general unsecured obligations of Greif, provide for semi-annual payments of interest at a fixed rate of 7.75%, and do not require any principal payments prior to maturity on August 1, 2019. These Senior Notes are not guaranteed by any of our subsidiaries and thereby are effectively subordinated to all of our subsidiaries’ existing and future indebtedness. The Indenture pursuant to which these Senior Notes were issued contains covenants, which, among other things, limit our ability to create liens on our assets to secure debt and to enter into sale and leaseback transactions. These covenants are subject to a number of limitations and exceptions as set forth in the Indenture. At October 31, 2009, we were in compliance with these covenants.
See Note 7 to the Consolidated Financial Statements included in Item 8 of this Form 10-K for additional disclosures regarding the Senior Notes discussed above.

United States Trade Accounts Receivable Credit Facility
We have a $135.0 million trade accounts receivable facility (the “Receivables Facility”) with a financial institution and its affiliate (the “Purchasers”). The Receivables Facility matures in December 2013, subject to earlier termination by the Purchasers of their purchase commitment in December 2010. In addition, we can terminate the Receivables Facility at any time upon five days prior written notice. The Receivables Facility is secured by certain of our United States trade receivables and bears interest at a variable rate based on the commercial paper rate, or alternatively, the London InterBank Offered Rate, plus a margin. Interest is payable on a monthly basis and the principal balance is payable upon termination of the Receivables Facility. The Receivables Facility contains certain covenants, including financial covenants for a leverage ratio identical to the Credit Agreement. Proceeds of the Receivables Facility are available for working capital and general corporate purposes. At October 31, 2009, there were no outstanding amounts under the Receivables Facility and $120 million outstanding at October 31, 2008 under the prior receivables facility that was terminated in connection with the Receivables Facility. See Note 7 of the Consolidated Financial Statements included in Item 8 of this Form 10-K for additional disclosures regarding the Receivable Facility.
Sale of Non-United States Accounts Receivable
Certain of our international subsidiaries have entered into discounted receivables purchase agreements and factoring agreements (the “RPAs”) pursuant to which trade receivables generated from certain countries other than the United States and which meet certain eligibility requirements are sold to certain international banks or their affiliates. The structure of these transactions provide for a legal true sale, on a revolving basis, of the receivables transferred from our various subsidiaries to the respective banks. The banks fund an initial purchase price of a certain percentage of eligible receivables based on a formula with the initial purchase price approximating 75% to 90% of eligible receivables. The remaining deferred purchase price is settled upon collection of the receivables. At the balance sheet reporting dates, we remove from accounts receivable the amount of proceeds received from the initial purchase price since they meet the applicable criteria of SFAS No. 140, “Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities” (codified under ASC 860 “Transfers and Servicing”), and continue to recognize the deferred purchase price in our accounts receivable. The receivables are sold on a non-recourse basis with the total funds in the servicing collection accounts pledged to the respective banks between the settlement dates. The maximum amount of aggregate receivables that may be sold under our various RPAs was $185.3 million at October 31, 2009. At October 31, 2009 and 2008, total accounts receivable of $127.4 million and $147.6 million, respectively, were sold under the various RPAs, respectively.
At the time the receivables are initially sold, the difference between the carrying amount and the fair value of the assets sold are included as a loss on sale and classified as “other expense” in the consolidated statements of income. Expenses associated with the various RPAs totaled $6.5 million for the year ended October 31, 2009. Additionally, we perform collections and administrative functions on the receivables sold similar to the procedures we use for collecting all of our receivables. The servicing liability for these receivables is not material to the consolidated financial statements.
See Note 3 to the Consolidated Financial Statements included in Item 8 of this Form 10-K for additional information regarding these various RPAs.
Other
In addition to the amounts borrowed under the Credit Agreement and proceeds from the Senior Notes and the United States and Non-United States trade accounts receivable credit facility, at October 31, 2009, we had outstanding other debt of $24.0 million, comprised of $4.4 million in long-term debt and $19.6 million in short-term borrowings.
At October 31, 2009, annual maturities of our long-term debt under our various financing arrangements were $21.9 million in 2010, $24.4 million in 2011, $155.0 million in 2012, and $541.7 million thereafter. The current portion of the long term debt is $17.5 million.
At October 31, 2009 and October 31, 2008, we had deferred financing fees and debt issuance costs of $14.9 million and $4.6 million, respectively, which are included in other long-term assets.
Contractual Obligations
As of October 31, 2009, we had the following contractual obligations (Dollars in millions):

		Payments Due by Period
	Total	Less than 1 year	1- 3 years	3-5 years	After 5 years
Long-term debt	$1,064.7	$—	$311.6	$79.3	$673.8
Current portion of long-term debt	17.5	17.5	—	—	—
Short-term borrowing	20.8	20.8	—	—	—
Capital lease obligations	0.5	0.2	0.2	0.1	—
Operating leases	86.4	18.3	29.6	17.8	20.7
Liabilities held by special purpose entities	69.5	2.2	4.5	4.5	58.3

Total	$1,259.4	$59.0	$345.9	$101.7	$752.8

Amounts presented in the contractual obligation table include interest
Our unrecognized tax benefits under FIN 48, “Accounting for Uncertainty in Income Taxes” (codified under ASC 740 “Income Taxes”) have been excluded from the contractual obligations table because of the inherent uncertainty and the inability to reasonably estimate the timing of cash outflows.

Stock Repurchase Program and Other Share Acquisitions
Our Board of Directors has authorized us to purchase up to four million shares of Class A Common Stock or Class B Common Stock or any combination of the foregoing. During 2009, we repurchased no shares of Class A Common Stock, and we repurchased 100,000 shares of Class B Common Stock (see Item 5 to this Form 10-K for additional information regarding these repurchases). As of October 31, 2009, we had repurchased 2,833,272 shares, including 1,416,752 shares of Class A Common Stock and 1,416,520 shares of Class B Common Stock, under this program. The total cost of the shares repurchased from November 1, 2006 through October 31, 2009 was $36.0 million.
Effects of Inflation
The effects of inflation did not have a material impact on our operations during 2009, 2008 or 2007.
Recent Accounting Standards
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (codified under ASC 805 “Business Combinations”), which replaces SFAS No. 141. The objective of SFAS No. 141(R) is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No.141(R) applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. SFAS No. 141(R) will apply to any acquisition entered into on or after November 1, 2009, but will have no effect on our consolidated financial statements for the fiscal year ending October 31, 2009 incorporated herein. Refer to Note 17 to the Consolidated Financial Statements included in Item 8 of this Form 10-K for the financial impact on adoption of SFAS No. 141(R) as of November 1, 2009.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (codified under ASC 820 “Fair Value Measurements and Disclosures”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value within GAAP and expands required disclosures about fair value measurements. In November 2007, the FASB provided a one year deferral for the implementation of SFAS No. 157 for nonfinancial assets and liabilities. We adopted SFAS No. 157 on February 1, 2008, as required. The adoption of SFAS No. 157 did not have a material impact on our financial condition and results of operations. Refer to Note 8 to the Consolidated Financial Statements included in Item 8 of this Form 10-K for our fair value hierarchy provisions of SFAS No. 157.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (codified under ASC 825 “Financial Instruments”). SFAS No. 159 permits companies to measure many financial instruments and certain other items at fair value at specified election dates. SFAS No. 159 was effective for us on November 1, 2008. Since we have not utilized the fair value option for any allowable items, the adoption of SFAS No. 159 did not have a material impact on our financial condition or results of operations.
In December 2007, the FASB issued SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (codified under ASC 810 “Consolidation”). The objective of SFAS No.160 is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS No. 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also changes the way the consolidated financial statements are presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and expands disclosures in the consolidated financial statements that clearly identify and distinguish between the parent’s ownership interest and the interest of the noncontrolling owners of a subsidiary. The provisions of SFAS No. 160 are to be applied prospectively as of the beginning of the fiscal year in which SFAS No. 160 is adopted, except for the presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. SFAS No. 160 will be effective for our financial statements for the fiscal year beginning November 1, 2009. We are in the process of evaluating the impact that the adoption of SFAS No. 160 may have on our consolidated financial statements. However do not anticipate a material impact on our financial condition, results of operations or cash flows.
In December 2008, the FASB issued FASB Staff Position FAS 132(R)-1, “Employers’ Disclosures About Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”) (codified under ASC 715 “Compensation — Retirement Benefits”), to provide guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 requires employers to disclose information about fair value measurements of plan assets similar to SFAS 157. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The disclosures required by FSP FAS 132(R)-1 will be effective for our financial statements for the fiscal year beginning

November 1, 2009. We are in the process of evaluating the impact that the adoption of FAS 132(R)-1 may have on our consolidated financial statements. However, we do not anticipate a material impact on out financial condition, results of operations or cash flows. In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (not yet codified). The Statement amends SFAS No. 140 to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions of SFAS 166 are effective for our financial statements for the fiscal year beginning November 1, 2010. We are in the process of evaluating the impact, if any, that the adoption of SFAS 166 may have on our consolidated financial statements. However, we do not anticipate a material impact on our financial condition, results of operations or cash flows.
In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (not yet codified). SFAS 167 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also amends Interpretation 46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions of SFAS 167 are effective for our financial statements for the fiscal year beginning November 1, 2010. We are in the process of evaluating the impact, if any, that the adoption of SFAS 167 may have on our consolidated financial statements. However, we do not anticipate a material impact on our financial condition, results of operations or cash flows.
In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.” This standard replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” and establishes two levels of GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. We have adopted the codification standards which do not have a financial impact other than references to authoritative literature incorporated herein.